SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 SCHEDULE 13G/A


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(B)(C), AND (D) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13D-2(B).
                               (AMENDMENT NO. 4)*


                             TTM TECHNOLOGIES, INC.
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    87305R109
                                 (CUSIP Number)


                               NOVEMBER 30, 2004
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)

         |_|      Rule 13d-1(c)

         |X|      Rule 13d-1(d)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------

CUSIP NO. 87305R109               SCHEDULE 13G                PAGE 3 OF 17 PAGES
--------------------------------------------------------------------------------


PHX_DOCS:1261263.2
--------- ----------------------------------------------------------------------
          NAME OF REPORTING PERSONS
1         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Circuit Holdings, L.L.C.


--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) |_|
                                                                     (b) |_|



--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
3         SEC USE ONLY


--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------- ----------------------------------------------------------------------
---------------------------- ------ --------------------------------------------
                             5      SOLE VOTING POWER

         NUMBER OF                  0
                             ------ --------------------------------------------
                             ------ --------------------------------------------
          SHARES             6      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                   0
                             ------ --------------------------------------------
                             ------ --------------------------------------------
           EACH              7      SOLE DISPOSITIVE POWER
         REPORTING
          PERSON                    0
                             ------ --------------------------------------------
                             ------ --------------------------------------------
           WITH              8      SHARED DISPOSITIVE POWER

                                    0
                             ------ --------------------------------------------
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          |-|

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0%
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          00
--------- ----------------------------------------------------------------------

--------- ----------------------------------------------------------------------
1         NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Thayer Equity Investors III, L.P.


--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) |_|
                                                                       (b) |_|



--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
3         SEC USE ONLY


--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------- ----------------------------------------------------------------------
---------------------------- ------ --------------------------------------------
                             5      SOLE VOTING POWER

         NUMBER OF                  0
                             ------ --------------------------------------------
                             ------ --------------------------------------------
          SHARES             6      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                   0
                             ------ --------------------------------------------
                             ------ --------------------------------------------
           EACH              7      SOLE DISPOSITIVE POWER
         REPORTING
          PERSON                    0
                             ------ --------------------------------------------
                             ------ --------------------------------------------
           WITH              8      SHARED DISPOSITIVE POWER

                                    0
                             ------ --------------------------------------------
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            |-|

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0%
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          PN
--------- ----------------------------------------------------------------------

--------- ----------------------------------------------------------------------
1         NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Thayer Equity Investors IV, L.P.


--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |_|



--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
3         SEC USE ONLY


--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------- ----------------------------------------------------------------------
---------------------------- ------ --------------------------------------------
                             5      SOLE VOTING POWER

         NUMBER OF                  0
                             ------ --------------------------------------------
                             ------ --------------------------------------------
          SHARES             6      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                   0
                             ------ --------------------------------------------
                             ------ --------------------------------------------
           EACH              7      SOLE DISPOSITIVE POWER
         REPORTING
          PERSON                    0
                             ------ --------------------------------------------
                             ------ --------------------------------------------
           WITH              8      SHARED DISPOSITIVE POWER

                                                                               0
                             ------ --------------------------------------------
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             |-|

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0%
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          PN
--------- ----------------------------------------------------------------------

--------- ----------------------------------------------------------------------
1         NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                                TC Circuits, LLC


--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |_|



--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
3         SEC USE ONLY


--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------- ----------------------------------------------------------------------
---------------------------- ------ --------------------------------------------
                             5      SOLE VOTING POWER

         NUMBER OF                  0
                             ------ --------------------------------------------
                             ------ --------------------------------------------
          SHARES             6      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                   0
                             ------ --------------------------------------------
                             ------ --------------------------------------------
           EACH              7      SOLE DISPOSITIVE POWER
         REPORTING
          PERSON                    0
                             ------ --------------------------------------------
                             ------ --------------------------------------------
           WITH              8      SHARED DISPOSITIVE POWER

                                    0
                             ------ --------------------------------------------
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            |-|

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0%
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          OO
--------- ----------------------------------------------------------------------

--------- ----------------------------------------------------------------------
1         NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                                Frederic V. Malek


--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |_|



--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
3         SEC USE ONLY


--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
--------- ----------------------------------------------------------------------
---------------------------- ------ --------------------------------------------
                             5      SOLE VOTING POWER

         NUMBER OF                  0
                             ------ --------------------------------------------
                             ------ --------------------------------------------
          SHARES             6      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                   0
                             ------ --------------------------------------------
                             ------ --------------------------------------------
           EACH              7      SOLE DISPOSITIVE POWER
         REPORTING
          PERSON                    0
                             ------ --------------------------------------------
                             ------ --------------------------------------------
           WITH              8      SHARED DISPOSITIVE POWER

                                    0
                             ------ --------------------------------------------
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            |-|

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0%
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          IN
--------- ----------------------------------------------------------------------

--------- ----------------------------------------------------------------------
1         NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Carl J. Rickertsen


--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                    (b) |_|



--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
3         SEC USE ONLY


--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
--------- ----------------------------------------------------------------------
---------------------------- ------ --------------------------------------------
                             5      SOLE VOTING POWER

         NUMBER OF                  0
                             ------ --------------------------------------------
                             ------ --------------------------------------------
          SHARES             6      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                   0
                             ------ --------------------------------------------
                             ------ --------------------------------------------
           EACH              7      SOLE DISPOSITIVE POWER
         REPORTING
          PERSON                    0
                             ------ --------------------------------------------
                             ------ --------------------------------------------
           WITH              8      SHARED DISPOSITIVE POWER

                                    0
                             ------ --------------------------------------------
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          |-|

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0%
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          IN
--------- ----------------------------------------------------------------------

--------- ----------------------------------------------------------------------
1         NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                                  Paul G. Stern


--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |_|



--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
3         SEC USE ONLY


--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
--------- ----------------------------------------------------------------------
---------------------------- ------ --------------------------------------------
                             5      SOLE VOTING POWER

         NUMBER OF                  0
                             ------ --------------------------------------------
                             ------ --------------------------------------------
          SHARES             6      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                   0
                             ------ --------------------------------------------
                             ------ --------------------------------------------
           EACH              7      SOLE DISPOSITIVE POWER
         REPORTING
          PERSON                    0
                             ------ --------------------------------------------
                             ------ --------------------------------------------
           WITH              8      SHARED DISPOSITIVE POWER

                                    0
                             ------ --------------------------------------------
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         |-|

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0%
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          IN
--------- ----------------------------------------------------------------------

--------- ----------------------------------------------------------------------
1         NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Jeffrey W. Goettman


--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|



--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
3         SEC USE ONLY


--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
--------- ----------------------------------------------------------------------
---------------------------- ------ --------------------------------------------
                             5      SOLE VOTING POWER

         NUMBER OF                  0
                             ------ --------------------------------------------
                             ------ --------------------------------------------
          SHARES             6      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                   0
                             ------ --------------------------------------------
                             ------ --------------------------------------------
           EACH              7      SOLE DISPOSITIVE POWER
         REPORTING
          PERSON                    0
                             ------ --------------------------------------------
                             ------ --------------------------------------------
           WITH              8      SHARED DISPOSITIVE POWER

                                     0
                             ------ --------------------------------------------
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          |-|

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0%
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          IN
--------- ----------------------------------------------------------------------

--------- ----------------------------------------------------------------------
1         NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Daniel M. Dickinson


--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                    (b) |_|



--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
3         SEC USE ONLY


--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
--------- ----------------------------------------------------------------------
---------------------------- ------ --------------------------------------------
                             5      SOLE VOTING POWER

         NUMBER OF                  0
                             ------ --------------------------------------------
                             ------ --------------------------------------------
          SHARES             6      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                   0
                             ------ --------------------------------------------
                             ------ --------------------------------------------
           EACH              7      SOLE DISPOSITIVE POWER
         REPORTING
          PERSON                    0
                             ------ --------------------------------------------
                             ------ --------------------------------------------
           WITH              8      SHARED DISPOSITIVE POWER

                                    0
                             ------ --------------------------------------------
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                   |-|

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0%
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          IN
--------- ----------------------------------------------------------------------

ITEM 1.

         (a) Name of Issuer: TTM Technologies, Inc.

         (b) Address of Issuer's Principal Executive Offices:

                  2630 South Harbor Boulevard
                  Santa Ana, California 92704

ITEM 2.

         (a) Name of Person Filing:

                  This Statement is being filed on behalf of each of the persons named in paragraphs (i) through (ix) below (collectively, the "Reporting Persons"), pursuant to their written agreement to the joint filing of this Statement. Except as stated otherwise, the following information is furnished with respect to each of the Reporting Persons:

        (i)   Circuit Holdings, L.L.C.
        (ii)  Thayer Equity Investors III, L.P.
        (iii) Thayer Equity Investors IV, L.P.
        (iv)  TC Circuits, L.L.C.
        (v)   Frederic V. Malek
        (vi)  Carl J. Rickertsen
        (vii) Paul G. Stern
        (viii)Jeffrey W. Goettman
        (ix)  Daniel M. Dickinson

Thayer Equity Investors III, L.P. ("Thayer III") is the managing member of Circuit Holdings, L.L.C. Thayer Equity Investors IV, L.P. ("Thayer IV"), and TC Circuits, L.L.C. are members of Circuit Holdings, L.L.C. TC Equity Partners, L.L.C. and TC Equity Partners IV, L.L.C. are the general partners of Thayer III and Thayer IV, respectively. TC Co-Investors, LLC is the managing member of TC Circuits, L.L.C. TC Management Partners, L.L.C. is the managing member of TC Co-Investors, LLC. Messrs. Rickertsen, Malek and Stern are managing members of TC Equity Partners, L.L.C. and TC Management Partners, L.L.C. Messrs. Malek, Goettman and Dickinson are managing members of TC Equity Partners IV, L.L.C.

         (b) Address of Principal Business Office or, if none, Residence:

                  The principal business office of each Reporting Person is:

                  1455 Pennsylvania Avenue, N.W.
                  Suite 350
                  Washington, D.C.  20004

         (c) Citizenship:

         Each of Thayer Equity Investors III, L.P. and Thayer Equity Partners IV, L.P. is a Delaware limited partnership. Circuit Holdings, L.L.C. and TC Circuits, L.L.C. are Delaware limited liability companies. Each of Messrs. Malek, Rickertsen, Stern, Dickinson and Goettman is a United States citizen.

         (d) Title of Class of Securities: Common Stock, par value $0.001 per share.

         (e) CUSIP Number: 87305R109

ITEM 3.

                  Not applicable.


ITEM 4.           Ownership

         The information in items 1 and 5 through 11 on the cover page(s) on this Schedule 13G is hereby incorporated by reference.


ITEM 5.           Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class securities, check the following: [X].


ITEM 6.         Ownership of More than Five Percent on Behalf of Another Person.

                                 Not applicable.


ITEM 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                                 Not applicable.


ITEM 8.           Identification and Classification of Members of the Group.

                                 Not applicable.


ITEM 9.           Certifications.

                                 Not applicable.

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                         Dated:           December 15, 2004

CIRCUIT HOLDINGS, L.L.C.,                                  THAYER EQUITY INVESTORS III, L.P.,
a Delaware limited liability company                       a Delaware limited partnership

By:      Thayer Equity Partners III, L.P.,                 By:      TC Equity Partners, L.L.C.,
         a Delaware limited partnership,                            Delaware limited liability company,
         its managing member                                        its General Partner

                  /S/ BARRY E. JOHNSON                                       /S/ BARRY E. JOHNSON
                  --------------------------------------                     --------------------
                  Barry E. Johnson                                           Barry E. Johnson
                  Secretary, Treasurer and                                   Secretary, Treasurer and
                  Chief Financial Officer                                    Chief Financial Officer

THAYER EQUITY INVESTORS IV, L.P.,                          TC CIRCUITS, LLC,
a Delaware limited partnership                             a Delaware limited liability company

By:      TC Equity Partners IV, L.L.C.,                    By:      TC Co-Investors, L.L.C.
         a Delaware limited liability company,                      a Delaware limited liability company,
         its General Partner                                        its Managing Member

                  /S/ BARRY E. JOHNSON                     By:      TC Management Partners, L.L.C.
                  --------------------------------------            a Delaware limited liability company,
                  Barry E. Johnson                                  its Managing Member
                  Secretary, Treasurer and
                  Chief Financial Officer
                                                                             /S/ BARRY E. JOHNSON
                                                                             --------------------
                                                                             Barry E. Johnson
                                                                             Secretary, Treasurer and
                                                                             Chief Financial Officer


FREDERIC V. MALEK                                        CARL J. RICKERTSEN

/S/ BARRY E. JOHNSON                                     /S/ BARRY E. JOHNSON
-----------------------------------------------------    ----------------------------------------------------
Barry E. Johnson, Attorney-in-Fact                       Barry E. Johnson, Attorney-in-Fact



PAUL G. STERN                                            JEFFREY W. GOETTMAN

/S/ BARRY E. JOHNSON                                     /S/ BARRY E. JOHNSON
-----------------------------------------------------    ----------------------------------------------------
Barry E. Johnson, Attorney-in-Fact                       Barry E. Johnson, Attorney-in-Fact


DANIEL M. DICKINSON

/S/ BARRY E. JOHNSON
-----------------------------------------------------
Barry E. Johnson, Attorney-in-Fact

                                  EXHIBIT LIST


     EXHIBIT NO.                                                          TITLE
      A Joint Filing Agreement dated March 6, 2002, among Circuit Holdings, L.L.C., Thayer Equity Investors III, L.P., Thayer Equity Investors IV, L.P., TC Circuits, L.L.C., Frederic V. Malek, Carl J. Rickertsen, Paul G. Stern and Jeffrey W. Goettman*
      B Joint Filing Agreement dated October 2, 2003, among Circuit Holdings, L.L.C., Thayer Equity Investors III, L.P., Thayer Equity Investors IV, L.P., TC Circuits, L.L.C., Frederic V. Malek, Carl J. Rickertsen, Paul G. Stern and Jeffrey W. Goettman**
      C Joint Filing Agreement dated February 13, 2004, among Circuit Holdings, L.L.C., Thayer Equity Investors III, L.P., Thayer Equity Investors IV, L.P., TC Circuits, L.L.C., Frederic V. Malek, Carl J. Rickertsen, Paul G. Stern and Jeffrey W. Goettman***
      D Joint Filing Agreement dated December 15, 2004, among Circuit Holdings, L.L.C., Thayer Equity Investors III, L.P., Thayer Equity Investors IV, L.P., TC Circuits, L.L.C., Frederic V. Malek, Carl J. Rickertsen, Paul G. Stern and Jeffrey W. Goettman



* Incorporated by reference to Exhibit A to the Schedule 13G/A of the Thayer Entities with respect to the Common Stock of the Company, filed on March 8, 2002.
** Incorporated by reference to Exhibit A to the Schedule 13G/A of the Thayer Entities with respect to the Common Stock of the Company, filed on October 2, 2003.
*** Incorporated by reference to Exhibit A to the Schedule 13G/A of the Thayer Entities with respect to the Common Stock of the Company, filed on February 13, 2004.

                                                                       EXHIBIT D

         Each of the undersigned hereby agree to file this schedule jointly pursuant to Rule 13d-1(k)(1).

                                                                   Dated:       December 15, 2004

CIRCUIT HOLDINGS, L.L.C.,                                           THAYER EQUITY INVESTORS III, L.P.,
a Delaware limited liability company                                a Delaware limited partnership

By:      Thayer Equity Partners III, L.P.,                          By:      TC Equity Partners, L.L.C.,
         a Delaware limited partnership,                                     Delaware limited liability company,
         its managing member                                                 its General Partner

                  /S/ BARRY E. JOHNSON                                                /S/ BARRY E. JOHNSON
                  ------------------------------------------                          --------------------
                  Barry E. Johnson                                                    Barry E. Johnson
                  Secretary, Treasurer and                                            Secretary, Treasurer and
                  Chief Financial Officer                                             Chief Financial Officer

THAYER EQUITY INVESTORS IV, L.P.,                                   TC CIRCUITS, LLC,
a Delaware limited partnership                                      a Delaware limited liability company

By:      TC Equity Partners IV, L.L.C.,                             By:      TC Co-Investors, L.L.C.
         a Delaware limited liability company,                               a Delaware limited liability company,
         its General Partner                                                 its Managing Member

                  /S/ BARRY E. JOHNSON                              By:      TC Management Partners, L.L.C.
                  ------------------------------------------                 a Delaware limited liability company,
                  Secretary, Treasurer and                                   its Managing Member
                  Chief Financial Officer
                                                                                      /S/ BARRY E. JOHNSON
                                                                                      --------------------
                                                                                      Barry E. Johnson
                                                                                      Secretary, Treasurer and
                                                                                      Chief Financial Officer


FREDERIC V. MALEK                                                    CARL J. RICKERTSEN

/S/ BARRY E. JOHNSON                                                 /S/ BARRY E. JOHNSON
-----------------------------------------------------                --------------------------------------------------
Barry E. Johnson, Attorney-in-Fact                                   Barry E. Johnson, Attorney-in-Fact



PAUL G. STERN                                                        JEFFREY W. GOETTMAN

/S/ BARRY E. JOHNSON                                                 /S/ BARRY E. JOHNSON
-----------------------------------------------------                --------------------------------------------------
Barry E. Johnson, Attorney-in-Fact                                   Barry E. Johnson, Attorney-in-Fact


DANIEL M. DICKINSON

/S/ BARRY E. JOHNSON
-----------------------------------------------------
Barry E. Johnson, Attorney-in-Fact